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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Synchronoss Technologies, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
87157B 10 3
(CUSIP Number)
June 15, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	87157B 10 3	Page	2	of	14

1	NAMES OF REPORTING PERSONS: Institutional Venture Partners XI, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
20-1844530

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,704,441 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

1,704,441 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,704,441 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.5% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) This Schedule 13G is filed by Institutional Venture Partners XI, L.P. (“IVP XI”), Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”), Institutional Venture Management XI, LLC (“IVM XI”), Todd C. Chaffee (“Chaffee”), Reid W. Dennis (“Dennis”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”) and Dennis B. Phelps (“Phelps” together with IVP XI, IVP XI KG, IVM XI, Chaffee, Dennis, Fogelsong, Harrick and Miller, collectively, the “IVP Entities”). The IVP Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,469,228 shares held by IVP XI and 235,213 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are managing directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,936,165 shares of the Issuer’s common stock outstanding as of the closing of the Issuer’s initial public offering, as set forth in the Issuer’s final prospectus related to the initial public offering, filed with the SEC on June 15, 2006.

CUSIP No.	87157B 10 3	Page	3	of	14

1	NAMES OF REPORTING PERSONS: Institutional Venture Partners XI GmbH & Co. Beteiligungs KG

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
20-1844567

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,704,441 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

1,704,441 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,704,441 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.5% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) This Schedule 13G is filed by Institutional Venture Partners XI, L.P. (“IVP XI”), Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”), Institutional Venture Management XI, LLC (“IVM XI”), Todd C. Chaffee (“Chaffee”), Reid W. Dennis (“Dennis”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”) and Dennis B. Phelps (“Phelps” together with IVP XI, IVP XI KG, IVM XI, Chaffee, Dennis, Fogelsong, Harrick and Miller, collectively, the “IVP Entities”). The IVP Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,469,228 shares held by IVP XI and 235,213 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are managing directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,936,165 shares of the Issuer’s common stock outstanding as of the closing of the Issuer’s initial public offering, as set forth in the Issuer’s final prospectus related to the initial public offering, filed with the SEC on June 15, 2006.

CUSIP No.	87157B 10 3	Page	4	of	14

1	NAMES OF REPORTING PERSONS: Institutional Venture Management XI, LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
20-1844517

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,704,441 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

1,704,441 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,704,441 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.5% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO
(1) This Schedule 13G is filed by Institutional Venture Partners XI, L.P. (“IVP XI”), Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”), Institutional Venture Management XI, LLC (“IVM XI”), Todd C. Chaffee (“Chaffee”), Reid W. Dennis (“Dennis”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”) and Dennis B. Phelps (“Phelps” together with IVP XI, IVP XI KG, IVM XI, Chaffee, Dennis, Fogelsong, Harrick and Miller, collectively, the “IVP Entities”). The IVP Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,469,228 shares held by IVP XI and 235,213 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are managing directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,936,165 shares of the Issuer’s common stock outstanding as of the closing of the Issuer’s initial public offering, as set forth in the Issuer’s final prospectus related to the initial public offering, filed with the SEC on June 15, 2006.

CUSIP No.	87157B 10 3	Page	5	of	14

1	NAMES OF REPORTING PERSONS: Todd C. Chaffee

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,704,441 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

1,704,441 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,704,441 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.5% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners XI, L.P. (“IVP XI”), Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”), Institutional Venture Management XI, LLC (“IVM XI”), Todd C. Chaffee (“Chaffee”), Reid W. Dennis (“Dennis”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”) and Dennis B. Phelps (“Phelps” together with IVP XI, IVP XI KG, IVM XI, Chaffee, Dennis, Fogelsong, Harrick and Miller, collectively, the “IVP Entities”). The IVP Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,469,228 shares held by IVP XI and 235,213 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are managing directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,936,165 shares of the Issuer’s common stock outstanding as of the closing of the Issuer’s initial public offering, as set forth in the Issuer’s final prospectus related to the initial public offering, filed with the SEC on June 15, 2006.

CUSIP No.	87157B 10 3	Page	6	of	14

1	NAMES OF REPORTING PERSONS: Reid W. Dennis

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,704,441 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

1,704,441 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,704,441 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.5% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners XI, L.P. (“IVP XI”), Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”), Institutional Venture Management XI, LLC (“IVM XI”), Todd C. Chaffee (“Chaffee”), Reid W. Dennis (“Dennis”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”) and Dennis B. Phelps (“Phelps” together with IVP XI, IVP XI KG, IVM XI, Chaffee, Dennis, Fogelsong, Harrick and Miller, collectively, the “IVP Entities”). The IVP Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,469,228 shares held by IVP XI and 235,213 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are managing directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,936,165 shares of the Issuer’s common stock outstanding as of the closing of the Issuer’s initial public offering, as set forth in the Issuer’s final prospectus related to the initial public offering, filed with the SEC on June 15, 2006.

CUSIP No.	87157B 10 3	Page	7	of	14

1	NAMES OF REPORTING PERSONS: Norman A. Fogelsong

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,704,441 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

1,704,441 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,704,441 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.5% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners XI, L.P. (“IVP XI”), Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”), Institutional Venture Management XI, LLC (“IVM XI”), Todd C. Chaffee (“Chaffee”), Reid W. Dennis (“Dennis”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”) and Dennis B. Phelps (“Phelps” together with IVP XI, IVP XI KG, IVM XI, Chaffee, Dennis, Fogelsong, Harrick and Miller, collectively, the “IVP Entities”). The IVP Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,469,228 shares held by IVP XI and 235,213 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are managing directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,936,165 shares of the Issuer’s common stock outstanding as of the closing of the Issuer’s initial public offering, as set forth in the Issuer’s final prospectus related to the initial public offering, filed with the SEC on June 15, 2006.

CUSIP No.	87157B 10 3	Page	8	of	14

1	NAMES OF REPORTING PERSONS: Stephen J. Harrick

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,704,441 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

1,704,441 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,704,441 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.5% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners XI, L.P. (“IVP XI”), Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”), Institutional Venture Management XI, LLC (“IVM XI”), Todd C. Chaffee (“Chaffee”), Reid W. Dennis (“Dennis”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”) and Dennis B. Phelps (“Phelps” together with IVP XI, IVP XI KG, IVM XI, Chaffee, Dennis, Fogelsong, Harrick and Miller, collectively, the “IVP Entities”). The IVP Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,469,228 shares held by IVP XI and 235,213 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are managing directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,936,165 shares of the Issuer’s common stock outstanding as of the closing of the Issuer’s initial public offering, as set forth in the Issuer’s final prospectus related to the initial public offering, filed with the SEC on June 15, 2006.

CUSIP No.	87157B 10 3	Page	9	of	14

1	NAMES OF REPORTING PERSONS: J. Sanford Miller

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,704,441 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

1,704,441 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,704,441 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.5% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners XI, L.P. (“IVP XI”), Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”), Institutional Venture Management XI, LLC (“IVM XI”), Todd C. Chaffee (“Chaffee”), Reid W. Dennis (“Dennis”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”) and Dennis B. Phelps (“Phelps” together with IVP XI, IVP XI KG, IVM XI, Chaffee, Dennis, Fogelsong, Harrick and Miller, collectively, the “IVP Entities”). The IVP Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,469,228 shares held by IVP XI and 235,213 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are managing directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,936,165 shares of the Issuer’s common stock outstanding as of the closing of the Issuer’s initial public offering, as set forth in the Issuer’s final prospectus related to the initial public offering, filed with the SEC on June 15, 2006.

CUSIP No.	87157B 10 3	Page	10	of	14

1	NAMES OF REPORTING PERSONS: Dennis B. Phelps

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,704,441 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

1,704,441 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,704,441 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.5% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners XI, L.P. (“IVP XI”), Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”), Institutional Venture Management XI, LLC (“IVM XI”), Todd C. Chaffee (“Chaffee”), Reid W. Dennis (“Dennis”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”) and Dennis B. Phelps (“Phelps” together with IVP XI, IVP XI KG, IVM XI, Chaffee, Dennis, Fogelsong, Harrick and Miller, collectively, the “IVP Entities”). The IVP Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,469,228 shares held by IVP XI and 235,213 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are managing directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,936,165 shares of the Issuer’s common stock outstanding as of the closing of the Issuer’s initial public offering, as set forth in the Issuer’s final prospectus related to the initial public offering, filed with the SEC on June 15, 2006.

Item 1
(a)     Name of Issuer:     Synchronoss Technologies, Inc.
(b)     Address of Issuer’s Principal Executive Offices:
          750 Route 202 South, Suite 600
          Bridgewater, NJ 08807
Item 2
(a)     Name of Person(s) Filing:
Institutional Venture Partners XI, L.P. (“IVP XI”)
Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”)
Institutional Venture Management XI, LLC (“IVM XI”)
Todd C. Chaffee (“Chaffee”)
Reid W. Dennis (“Dennis”)
Norman A. Fogelsong (“Fogelsong”)
Stephen J. Harrick (“Harrick”)
J. Sanford Miller (“Miller”)
Dennis B. Phelps (“Phelps”)
(b)     Address of Principal Business Office:
c/o Institutional Venture Partners
3000 Sand Hill Road
Building 2, Suite 250
Menlo Park, California 94025
(c)     Citizenship:

Entities:	IVP XI IVP XI KG IVM XI	- - -	Delaware Germany Delaware

Individuals:	Chaffee Dennis Fogelsong Harrick Miller Phelps	- - - - - -	United States of America United States of America United States of America United States of America United States of America United States of America
(d)     Title of Class of Securities:     Common Stock
(e)     CUSIP Number:     87157B 10 3
Item 3          Not applicable.

Item 4          Ownership.
The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this statement on Schedule 13G is provided as of June 26, 2006:

IVP Entities	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
Institutional Venture Partners XI, L.P.	1,469,228	0	1,704,441	0	1,704,441	1,704,441	5.5%
Institutional Venture Partners XI GmbH & Co. Beteiligungs KG	235,213	0	1,704,441	0	1,704,441	1,704,441	5.5%
Institutional Venture Management Co. XI, LLC (1)	0	0	1,704,441	0	1,704,441	1,704,441	5.5%
Todd C. Chaffee (1)	0	0	1,704,441	0	1,704,441	1,704,441	5.5%
Reid W. Dennis (1)	0	0	1,704,441	0	1,704,441	1,704,441	5.5%
Norman A. Fogelsong (1)	0	0	1,704,441	0	1,704,441	1,704,441	5.5%
Stephen J. Harrick (1)	0	0	1,704,441	0	1,704,441	1,704,441	5.5%
J. Sanford Miller (1)	0	0	1,704,441	0	1,704,441	1,704,441	5.5%
Dennis B. Phelps (1)	0	0	1,704,441	0	1,704,441	1,704,441	5.5%
(1)	IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG. IVM XI owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps serve as Managing Directors of IVM XI, and each owns no securities of the Issuer directly. Each of the IVP Entities disclaims beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein.
(2)	This percentage is calculated based upon 30,936,165 shares of the Issuer’s common stock outstanding as of the closing of the Issuer’s initial public offering, as set forth in the Issuer’s final prospectus related to the initial public offering, filed with the SEC on June 15, 2006.
Item 5     Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐
Item 6     Ownership of More Than Five Percent on Behalf of Another Person.
Not applicable.
Item 7     Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8     Identification and Classification of Members of the Group.
Not applicable.
Item 9     Notice of Dissolution of Group.
Not applicable.

Item 10     Certification.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: June 26, 2006
INSTITUTIONAL VENTURE PARTNERS XI, L.P.

By: Institutional Venture Management XI, LLC Its: General Partner
By:	/s/ Dennis B. Phelps
	Name:	Dennis B. Phelps
Managing Director

INSTITUTIONAL VENTURE PARTNERS XI GmbH & CO. BETEILIGUNGS KG

By: Institutional Venture Management XI, LLC Its: Managing Limited Partner
By:	/s/ Dennis B. Phelps
	Name:	Dennis B. Phelps
Managing Director

INSTITUTIONAL VENTURE MANAGEMENT XI, LLC

By:	/s/ Dennis B. Phelps
	Name:	Dennis B. Phelps
Managing Director

/s/ Todd C. Chaffee
Todd C. Chaffee
/s/ Reid W. Dennis
Reid W. Dennis
/s/ Norman A. Fogelsong
Norman A. Fogelsong
/s/ Stephen J. Harrick
Stephen J. Harrick
/s/ J. Sanford Miller
J. Sanford Miller
/s/ Dennis B. Phelps
Dennis B. Phelps
Exhibit(s):
A:     Joint Filing Statement

EXHIBIT A
JOINT FILING STATEMENT
We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Synchronoss Technologies, Inc. is filed on behalf of each of us.
Dated: June 26, 2006
INSTITUTIONAL VENTURE PARTNERS XI, L.P.

By: Institutional Venture Management XI, LLC Its: General Partner
By:	/s/ Dennis B. Phelps
	Name:	Dennis B. Phelps
Managing Director

INSTITUTIONAL VENTURE PARTNERS XI GmbH & CO. BETEILIGUNGS KG

By: Institutional Venture Management XI, LLC Its: Managing Limited Partner
By:	/s/ Dennis B. Phelps
	Name:	Dennis B. Phelps
Managing Director

INSTITUTIONAL VENTURE MANAGEMENT XI, LLC

By:	/s/ Dennis B. Phelps
	Name:	Dennis B. Phelps
Managing Director

/s/ Todd C. Chaffee
Todd C. Chaffee
/s/ Reid W. Dennis
Reid W. Dennis
/s/ Norman A. Fogelsong
Norman A. Fogelsong
/s/ Stephen J. Harrick
Stephen J. Harrick
/s/ J. Sanford Miller
J. Sanford Miller
/s/ Dennis B. Phelps
Dennis B. Phelps